EXHIBIT 99.1

NEW WORLD REPORTS 4.6% INCREASE IN 1st QUARTER SAME-STORE SALES

GOLDEN, Colo. (4/7/05)—New World Restaurant Group, Inc. (Pink Sheets: NWRG.PK) today reported that comparable store sales in the first quarter of 2005 increased by 4.6% over the corresponding quarter in fiscal 2004.

                The strong gain in comparable store sales experienced in the 13 weeks ended March 29, 2005 followed a 2.6% increase in the fourth quarter of 2004.

                “This year-over-year increase in comparable store sales in the first quarter of 2005 represents a continuation of our company’s strong momentum in this key measurement throughout 2004,” said Paul Murphy, New World CEO.  “It is an indication that the focused operational strategy we introduced last year is succeeding, as we continue to capitalize on the strength of the Einstein Bros. and Noah’s brands.”

                Mr. Murphy noted that New World saw continued improvement in check average at company-owned stores, posting a 6.4% increase in the first quarter of 2005 over the corresponding 2004 quarter.    The company also continued its positive trend in transaction counts, improving from a 2.5% year-over-year decline in the fourth quarter of 2004 to a 1.7% year-over-year decline in the first quarter of 2005.   Company-owned Einstein Bros. stores posted a 2004 yearly average unit sales volume of $801,000, while company-owned Noah’s stores delivered an average unit sales volume of $773,000.

                In its efforts to strengthen performance of the company-operated Einstein Bros. locations, New World has developed a focused brand enhancement strategy with two key elements. The first is to continue to open new, next-generation, quick casual concept Einstein Bros. Café restaurants. Customer research and feedback is being utilized to fine-tune the look, feel and brand positioning of the Café concept.  To date, New World has opened or converted seven Einstein Bros. Cafés in the Denver and Colorado Springs markets.  The next Einstein Bros. Café is scheduled to open at The Crossings at Clover Basin in Longmont, Colo. in May.

                 The second element will concentrate on improving the performance of the existing Einstein Bros. Bagels restaurants by incorporating the most successful aspects of the Café concept in the majority of locations.  These efforts will include updates of restaurant interiors and improvements to service through new menu boards and a “pay first” ordering system.

                To support this strategy, the company’s capital expenditure program will be focused on Einstein Bros. Bagels’ remodeling efforts and targeted openings of new Einstein Bros. Cafés.  The company intends to implement the enhancements in a significant number of Einstein Bros. stores during fiscal years 2005 to 2007 at an average cost of approximately $60,000 per location, while continuing to open a number of Einstein Bros. Cafés.  Both programs are estimated to have a payback period of less than 2.5 years.

New World is a leading company in the quick casual restaurant industry. The company operates locations primarily under the Einstein Bros. Bagels and Noah’s New York Bagels brands and primarily franchises locations under the Manhattan Bagel and Chesapeake Bagel Bakery brands. As of December 28, 2004, the company’s retail system consisted of 453 company-operated locations, as well as 180 franchised, and 57 licensed locations in 34 states, plus D.C. The company also operates a dough production facility.